Exhibit 10.64
AMENDMENT TO THE
CITIZENS REPUBLIC BANCORP
DEFERRED COMPENSATION PLAN FOR DIRECTORS
     This Amendment to the Citizens Republic Bancorp Deferred Compensation Plan For Directors (the “Plan”) is adopted by Citizens Republic Bancorp, a Michigan corporation (the “Corporation”). This Amendment is adopted with reference to the following:
     A. The Corporation has maintained the Plan for several years. The Plan was amended and restated in its entirety effective January 1, 2008;
     B. The Corporation wishes to amend the Plan to clarify that the definition of compensation under the Plan, for purposes of deferral of compensation, is limited to cash compensation and excludes Directors’ board or committee retainers or other compensation paid in stock.
NOW, THEREFORE, the Plan is amended as follows:
     1. Section 8.05 of the Plan is amended in its entirety to read as follows:
     8.05 “Compensation” means, meeting fees paid in cash by the Corporation or any of its subsidiaries to a Director, including any before-tax contributions made to this Plan or any other plan by the Corporation from such Compensation amount at the election of the Participant through deferral, but excludes any other contributions made by the Corporation on behalf of the Participant under this Plan or any other plan or fringe benefit program of the Corporation. Compensation excludes Directors’ board or committee retainers or other compensation paid in stock.
     2. This Amendment is effective December 8, 2010.
     The Company has caused this Amendment to be executed on December 8, 2010.

CITIZENS REPUBLIC BANCORP
By	/s/Susan P. Brockett
Its Corporate Human Resources Director